Exhibit 99.1

                       CAM REPORTS 2ND QUARTER RESULTS

     FOUNTAIN VALLEY, Calif., May 2 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported a slight increase in revenues to $5.9 million for the three months ended March 31, 2005 compared to $5.8 million for the same quarter of fiscal 2004. Income before income tax provisions for the three months ended March 31, 2005 decreased to $252,000, compared to $512,000 for the same period ended March 31, 2004. Net income for the three months ended March 31, 2005 decreased to $150,000 or $0.04 per fully diluted share, compared to $475,000 or $0.12 per share for the quarter ended March 31, 2004.

     For the six months ended March 31, 2005, revenue increased 9% to $12.1 million compared to $11.1 million for the same period in fiscal 2004. Earnings before provisions for income taxes for the six month period ended March 31, 2005 improved slightly to $925,000, compared to $916,000 for the same period of last year. Net income for the six months ended March 31, 2005 decreased to $552,000 or $0.14 per fully diluted share, compared to $850,000 or $0.23 per share for the six months ended March 31, 2004. Results for the three and six months ended March 31, 2005 include federal tax provision, whereas for the same periods in fiscal 2004, no federal tax provision was recorded due to the utilization of net operating loss carryforwards.

     The company's CEO, Geoff Knapp commented, "The quarter ended March 31, 2005 was negatively impacted by lower than expected new system sales and an increase in expense primarily related to the timing of marketing expenditures and the increase in the operational costs of our X-Charge operations as related to the growth we are experiencing in this area of our business. It is too early to say whether or not we are experiencing any type of longer term slow down on the system sales side but we are taking steps to adapt this part of our business to be more flexible. Right now we are treating the shortfall as a sales execution issue and are working to improve in this area.

     Our X-Charge payment processing revenues continued to show strong growth and provided solid results. For comparison purposes between the quarters ended March 31, 2005 and 2004, the amounts will not be directly comparable due to the change in accounting estimate for X-Charge revenues that occurred in June of last year. The comparison of the six month periods ended March 31, 2005 and 2004 better reflects the growth rate in X-Charge revenues, which increased 81%.

     Our cash flow remained strong during the quarter. Cash and marketable securities increased $800,000 over last quarter, from $18.0 million to $18.8 million.

     In summary, we are not happy about the softness we experienced during the quarter in system sales and we are addressing this. At the same time we are very happy with the continued growth of our X-Charge revenues. "

     About CAM Commerce Solutions
     CAM Commerce Solutions provides total commerce solutions for traditional and web retailers that are based on the company's open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing. These solutions often include hardware, installation, training, service, and payment processing services provided by the company. You can visit CAM Commerce Solutions at www.camcommerce.com.

     Important Information
     Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                          CAM COMMERCE SOLUTIONS, INC.
                        CONDENSED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                  ----------------------  ---------------------
                                   MARCH 31    MARCH 31    MARCH 31   MARCH 31
                                     2005       2004        2005        2004
                                  ----------  ----------  ----------  ---------
REVENUES
  Net hardware, software and
   installation revenues          $    3,227  $    3,583  $    6,575  $   6,820
  Net service revenues                 1,322       1,384       2,727      2,762
  Net payment processing
   revenues                            1,353         833       2,750      1,518
Total net revenues                     5,902       5,800      12,052     11,100
COSTS AND EXPENSES
  Cost of hardware, software and
   installation revenues               1,730       1,687       3,414      3,328
  Cost of service revenues               539         511       1,051      1,019
  Cost of payment processing
   revenues                              107          45         249         83
Total cost of revenues                 2,376       2,243       4,714      4,430
Selling, general and
 administrative expenses               2,991       2,747       5,872      5,168
Research and development
 expenses                                410         380         777        749
Interest income                         (127)        (82)       (236)      (163)
Total costs and expenses               5,650       5,288      11,127     10,184
Income before provisions for
income taxes                             252         512         925        916
Provisions for income taxes              102          37         373         66
Net income                        $      150  $      475  $      552  $     850

Basic net income per share        $     0.04  $     0.14  $     0.15  $    0.25

Diluted net income per share      $     0.04  $     0.12  $     0.14  $    0.23

Shares used in computing basic
 net income per share                  3,813       3,484       3,800      3,384

Shares used in computing diluted
 net income per share                  4,073       3,920       4,063      3,744

                          CAM COMMERCE SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS
                      (In thousands, except per share data)

                                                 MARCH 31       SEPTEMBER 30
                                                   2005              2004
                                                -----------     -------------
                                                (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                     $    16,994     $      16,591
  Marketable available-for- sale securities           1,792             1,109
  Accounts receivable, net                            1,892             1,919
  Inventories                                           384               361
  Deferred income taxes                               1,288             1,629
  Other current assets                                  113               137
Total current assets                                 22,463            21,746

Deferred income taxes                                 1,175               780
Property and equipment, net                             634               639
Intangible assets, net                                  563               679
Other assets                                             57                80
Total assets                                    $    24,892     $      23,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $       581     $         550
  Accrued compensation and related expenses             835             1,093
  Deferred service revenue and customer
   deposits                                           1,692             1,628
  Other accrued liabilities                             307               357
  Total current liabilities                           3,415             3,628
Stockholders' equity:
  Common stock, $.001 par value;
   12,000 shares authorized, 3,825 shares
   issued and outstanding at March 31, 2005
   and 3,754 at September 30, 2004                        4                 4
  Capital in excess of par value                     19,981            19,328
  Accumulated other comprehensive income
   (loss)                                               (22)                2
  Retained earnings                                   1,514               962
  Total stockholders' equity                         21,477            20,296
Total liabilities and stockholders' equity      $    24,892     $      23,924


SOURCE  CAM Commerce Solutions, Inc.
    -0-                             05/02/2005
    /CONTACT: Mathew Hayden, President of Hayden Communications, Inc., +1-858-704-5065, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com/